exhibit 2.5

                            STOCK PURCHASE AGREEMENT

                                      among

                      APPLIED BIOSCIENCE INTERNATIONAL INC.

                             PPD UK HOLDINGS LIMITED
                                 (the "SELLERS")

                                       and

                             ENVIRON HOLDINGS, INC.
                                  (the "BUYER")


                 for the acquisition of all the capital stock of


                     APBI ENVIRONMENTAL SCIENCES GROUP, INC.

                     ENVIRONMENTAL ASSESSMENT GROUP LIMITED

                                       and

                          ENVIRON INTERNATIONAL LIMITED








                                                  Dated: January 31, 1999

                                TABLE OF CONTENTS


SECTION                                                                 PAGE
-------                                                                 ----

1.    Definitions......................................................   1

2.    Sale and Transfer of Shares; Closing.............................   11
      2.1   Shares.....................................................   11
      2.2   Purchase Price.............................................   11
      2.3   Closing....................................................   12
      2.4   Closing Obligations........................................   12
      2.5   Adjustment Amount..........................................   13
      2.6   Adjustment Procedure.......................................   14

3.    Representations and Warranties of Sellers........................   15
      3.1   Organization and Good Standing.............................   15
      3.2   Authority; No Conflict.....................................   15
      3.3   Capitalization.............................................   16
      3.4   Financial Statements.......................................   17
      3.5   Books and Records..........................................   18
      3.6   Title to Properties; Encumbrances..........................   18
      3.7   Relationships with Related Persons.........................   18
      3.8   Labor Relations; Compliance................................   19
      3.9   No Undisclosed Liabilities.................................   19
      3.10  Taxes......................................................   19
      3.11  Employee Benefits..........................................   27
      3.12  Compliance with Legal Requirements; Governmental
            Authorizations.............................................   30
      3.13  Legal Proceedings; Orders..................................   30
      3.14  Absence of Certain Changes and Events......................   31
      3.15  Contracts; No Defaults.....................................   31
      3.16  Insurance..................................................   32
      3.17  Environmental Matters......................................   32
      3.18  Intellectual Property......................................   32
      3.19  Disclosure.................................................   32
      3.20  Brokers or Finders.........................................   33

SECTION                                                                 PAGE
-------                                                                 ----

4.    Representations and Warranties of Buyer..........................   33
      4.1   Organization and Good Standing.............................   33
      4.2   Authority; No Conflict.....................................   33
      4.3   Capitalization.............................................   34
      4.4   Investment Intent..........................................   34
      4.5   Certain Proceedings........................................   34
      4.6   Brokers or Finders.........................................   35

5.    Covenants of Sellers Prior to Closing Date.......................   35
      5.1   Access and Investigation...................................   35
      5.2   Operation of the Businesses of the Acquired Companies......   35
      5.3   Negative Covenant..........................................   35
      5.4   Required Approvals.........................................   36
      5.5   Notification...............................................   36
      5.6   Certain Benefit Matters....................................   36
      5.7   No Negotiation.............................................   37
      5.8   Best Efforts...............................................   37
      5.9   Releases...................................................   37
      5.10  UK Resolutions and Waivers.................................   38

6.    Covenants of Buyer Prior to Closing Date.........................   38
      6.1   Approvals of Governmental Bodies...........................   38
      6.2   Best Efforts...............................................   38
      6.3   Releases...................................................   38
      6.4   Insurance..................................................   39

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE..............   39
      7.1   Accuracy of Representations................................   39
      7.2   Sellers' Performance.......................................   39
      7.3   Consents...................................................   39
      7.4   Additional Documents.......................................   39
      7.5   No Proceedings.............................................   40
      7.6   No Claim Regarding Stock Ownership or Sale Proceeds........   40
      7.7   No Prohibition.............................................   40

8.    CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.............   40
      8.1   Accuracy of Representations................................   40
      8.2   Buyer's Performance........................................   41
      8.3   Consents...................................................   41
      8.4   Additional Documents.......................................   41
      8.5   No Injunction..............................................   41
      8.6   Fairness Opinion...........................................   41

SECTION                                                                 PAGE
-------                                                                 ----

9.    TERMINATION......................................................   41
      9.1   Termination Events.........................................   41
      9.2   Effect of Termination......................................   42

10.   INDEMNIFICATION; REMEDIES........................................   42
      10.1  Survival; Waiver...........................................   42
      10.2  Indemnification and Payment of Damages by Sellers..........   43
      10.3  Indemnification and Payment of Damages by Sellers -
            Tax Matters................................................   44
      10.4  Indemnification and Payment of Damages by Buyer............   44
      10.5  Procedure for Indemnification--Third Party Claims...........  45
      10.6  Procedure for Indemnification--Other Claims.................  46

11.   BUYER'S POST-CLOSING COVENANTS...................................   46
      11.1  Litigation Support.........................................   46
      11.2  Access To Books and Records................................   47
      11.3  Tax Election...............................................   47
      11.4  Audits.....................................................   47
      11.5  Subsequent Sale............................................   48
      11.6  Joinder of EAG.............................................   48

12.   SELLER'S POST-CLOSING COVENANTS..................................   48
      12.1  Litigation Support.........................................   48
      12.2  Access to Books and Records................................   49
      12.3  Disclosure of Tax Returns..................................   49

13.   GENERAL PROVISIONS...............................................   49
      13.1  Expenses...................................................   49
      13.2  Public Announcements.......................................   50
      13.3  Confidentiality............................................   50
      13.4  Notices....................................................   50
      13.5  Further Assurances.........................................   51
      13.6  Waiver.....................................................   51
      13.7  Entire Agreement and Modification..........................   52
      13.8  Disclosure Letter..........................................   52
      13.9  Assignments, Successors, and No Third-Party Rights........   52
      13.10 Severability...............................................   52
      13.11 Section Headings, Construction.............................   53
      13.12 Time of Essence............................................   53
      13.13 Governing Law..............................................   53
      13.14 Counterparts...............................................   53

                            STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement (this "Agreement") is made as of January 31, 1999, by ENVIRON HOLDINGS, INC., a Delaware corporation (the "Buyer"), APPLIED BIOSCIENCE INTERNATIONAL INC., a Delaware corporation ("ABI") and PPD UK HOLDINGS LIMITED, a private company incorporated in England and Wales ("PPDUK") (ABI and PPDUK are referred to herein individually as a "Seller" and collectively as the "Sellers").

                                    RECITALS

      WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of APBI ENVIRONMENTAL SCIENCES GROUP, INC., a Virginia corporation, all of the issued and outstanding ordinary shares constituting the share capital of ENVIRONMENTAL ASSESSMENT GROUP LIMITED, a private company limited by shares incorporated in England and Wales and all of the issued and outstanding ordinary shares of ENVIRON INTERNATIONAL LIMITED, a private company limited by shares incorporated in England and Wales, for the consideration and on the terms set forth in this Agreement;

      NOW THEREFORE, in consideration of the premises set forth herein, for good and valuable consideration and intending to be legally bound, the parties hereto hereby agree as follows:

                                    AGREEMENT

1.    DEFINITIONS

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

      "ABI" -- as defined in the first paragraph of this Agreement.

      "APBI" -- APBI Environmental Sciences Group, Inc., a Virginia corporation, and all of its Subsidiaries.

      "APBI Acquisition Date" -- September 26, 1996.

      "APBI Shares" -- as defined in Section 3.3.

      "Acquired Companies" -- APBI, EAG and EIL, collectively, and individually an "Acquired Company".

      "Acquired Companies Employees" -- all employees of the Acquired Companies who will remain employees of the Acquired Companies following the Closing Date and any Person who becomes an employee of the Acquired Companies on or after the Closing Date.

      "Acquisition Note" - as defined in Section 2.4(b)(ii)(2).

      "Actual Closing Date" -- as defined in the definition of Closing Date.

      "Adjustment Amount" -- as defined in Section 2.5.

      "Applicable Contract" -- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

      "Balance Sheets" -- as defined in Section 3.4.

      "Best Efforts" -- all reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

      "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

      "Buyer" -- as defined in the first paragraph of this Agreement.

      "Buyer's Advisors" - as defined in Section 5.1.

      "Buyer's Closing Documents" -- as defined in Section 4.2(a).

      "Buyer Shares" -- as defined in Section 4.3.

      "Buyer's Releases" - as defined in Section 6.3.

      "Closing" -- as defined in Section 2.3.

      "Closing Date" -- the effective date of the Closing, which shall be January 31, 1999; provided however, that for federal income tax purposes the Closing Date shall be the date and time on which the Closing actually takes place, if different from January 31, 1999, and which is referred to herein as the "Actual Closing Date."

      "Closing Financial Statements" -- as defined in Section 2.6(a).

      "Company Plan" -- any Plan of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

      "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      "Consulting Agreement" -- as defined in Section 2.4(c).

      "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including, without limitation:

            (a)   the sale of the Shares by Sellers to Buyer;

            (b) the execution, delivery, and performance of the Promissory Note, the Security Agreement, the Sellers' Releases, the Buyer's Releases, the Sublease and the Consulting Agreement;

            (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

            (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

      "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "Credit and Security Agreement" - as defined in Section 2.4(e).

      "Customs" -- H.M. Customs and Excise in the United Kingdom.

      "Damages" -- as defined in Section 10.2.

      "Disclosure Letter" -- the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

      "Dispute Resolution Accountants" -- as defined in Section 2.6(a).

      "EAG" -- Environmental Assessment Group Limited, a private company limited by shares incorporated in England and Wales, and all of its Subsidiaries.

      "EAG Shares" -- as defined in Section 3.3.

      "EIL" -- Environ International Limited, a private company limited by shares incorporated in England and Wales, and all of its Subsidiaries.

      "EIL Shares" -- as defined in Section 3.3.

      "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

      "Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

            (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

            (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and responses, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

            (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

            (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

      The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended.

      "Environmental Law" -- any Legal Requirement that requires or relates to:

            (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

            (b)   regulating Hazardous Activity;

            (c) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

            (d)   protecting resources, species, or ecological amenities;

            (e) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

            (f) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

      "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that act or any successor law.

      "ERISA Affiliate" -- with respect to an Acquired Company, any other Person that, together with such Acquired Company, would be treated as a single employer under IRC ss. 414.

      "Excluded Companies" -- Environ International Investments, Inc., a Delaware corporation, Environmental Testing and Certification Corporation, a Delaware corporation, (including but not limited to its Astrix division and business), Landis International, Inc., a Georgia corporation, and PACE Incorporated, a Minnesota corporation, and all Subsidiaries of any of the foregoing companies.

      "Facilities" -- any real property, buildings, plants, or structures currently owned, leased, licensed or operated by any Acquired Company.

      "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheets and the other financial statements referred to in Section 3.4 were prepared.

      "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "Governmental Body" -- any:

            (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

            (b) federal, state, local, municipal, foreign, or other government;

            (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

            (d)   multi-national organization or body; or

            (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property.

      "Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

      "HSR Act" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that act or any successor law.

      "ICTA" - the UK Income and Corporation Taxes Act 1988.

      "Indemnified Persons" - as defined in Section 10.2.

      "Inland Revenue" -- the United Kingdom Inland Revenue and any successor agency.

      "Intellectual Property Assets" -- (a) the names "APBI Environmental Sciences Group, Inc.", "Environmental Assessment Group Limited", "ENVIRON", any other corporate or trade name incorporating the term "ENVIRON" or "Environ," and all other fictional business names, trading names, registered and unregistered trademarks, service marks, and applications, currently used in the business of all Acquired Companies;

                  (b) all patents, patent applications, and inventions and discoveries of the Acquired Companies that may be patentable;

                  (c) all copyrights in both published works and unpublished works of the Acquired Companies; and

                  (d) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by any Acquired Company as licensee or licensor.

      "Interim Balance Sheets" -- as defined in Section 3.4.

      "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

      "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter without further investigation or inquiry. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is currently serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

      "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty of the United States, the United Kingdom or any other jurisdiction.

      "Material Interest" -- a direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

      "Multi-Employer Plan" -- has the meaning given in ERISA ss. 3(37)(A).

      "Other Benefit Obligations" -- means all obligations, arrangements, or customary practices, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC ss. 132.

      "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

      "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

            (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

            (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

            (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

      "Organizational Documents" -- a) the articles or certificate of incorporation and the bylaws of a US corporation; (b) the memorandum and articles of association of any UK company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership;
(e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

      "PBGC" -- the Pension Benefit Guaranty Corporation, or any successor thereto.

      "Pension Plan" -- has the meaning given in ERISA ss. 3(2)(A).

      "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "Plan" -- has the meaning given in ERISA ss. 3(3).

      "Plan Sponsor" -- has the meaning given in ERISA ss. 3(16)(B).

      "Policies" - as defined in Section 3.16(a)(i).

      "PPDI" -- Pharmaceutical Product Development, Inc., a North Carolina corporation.

      "PPDUK" -- as defined in the first paragraph of this Agreement.

      "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "Promissory Note" -- as defined in Section 2.4(b)(ii)(1).

      "Purchase Price" - as defined in Section 2.2.

      "Qualified Plan" -- means any Plan that meets or purports to meet the requirements of IRC ss. 401(a).

      "Related Person" -- with respect to a particular individual:

            (a)   any other member of such individual's Family;

            (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

            (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

            (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

      With respect to a specified Person other than an individual:

            (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

            (b) any Person that holds a Material Interest in such specified Person;

            (c) each Person who serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

            (d) any Person in which such specified Person holds a Material Interest;

            (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

            (f) any Related Person of any individual described in clause (b) or
(c).

      For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

      "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

      "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

      "Revolving Credit Note" - as defined in Section 2.4(b)(ii)(3).

      "Securities Act" -- the Securities Act of 1933, as amended, or any successor law and regulations and rules issued pursuant to that act or any successor law.

      "Security Agreement" -- as defined in Section 2.4(b)(iii).

      "Sellers" -- as defined in the first paragraph of this Agreement.

      "Sellers' Indemnified Persons" - as defined in Section 10.4.

      "Sellers' Releases" --  as defined in Section 5.9.

      "Shares" -- as defined in Section 3.3.

      "Sublease" -- as defined in Section 2.4(d).

      "Subsidiary" -- a Person whose securities or other interests having the power to elect a majority of that Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of a Person are held by another Person or one or more of its Subsidiaries.

      "TCGA 1992" -- UK Taxation of Chargeable Gains Act 1992.

      "Tax" -- any and all federal, state, county, local, foreign and other tax of any nature, kind or description (including, without limitation, income, profits, excise, sales, use, gross receipts, franchise, property, UK National Insurance, Social Security, or other similar contributions, value-added, payroll and withholding tax and imposts, customs and other import and export duties, and stamp duties, and license, registration and recording fees) whether or not measured in whole or in part by net income, and including interest, additions, surcharges and penalties with respect thereto.

      "Tax Deed" - as defined in Section 2.4(a)(v).

      "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement had been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

      "Title IV Plans" -- means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. ss. 1301 et seq., other than Multi-Employer Plans.

      "Update Period" - as defined in Section 2.6(a).

      "VAT" -- as defined in Section 3.10(b)(xi).

      "VATA" -- as defined in Section 3.10(b)(xi)A.

      "VEBA" -- means a voluntary employees' beneficiary association under IRC ss. 501(c)(9).

      "Welfare Plan" -- has the meaning given in ERISA ss. 3(1).

2.    SALE AND TRANSFER OF SHARES; CLOSING

      2.1   SHARES

      Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

      2.2   PURCHASE PRICE

      The purchase price (the "Purchase Price") for the Shares, will be $26,431,148.00 (Twenty-Six Million Four Hundred Thirty One Thousand One Hundred Forty-Eight Dollars) plus the Adjustment Amount. The portion of the Purchase Price paid for the APBI Shares will be $23,531,048.00 (Twenty-Three Million Five Hundred Thirty-One Thousand Forty-Eight

Dollars), the portion of the Purchase Price paid for the EAG Shares will be $2,900,000 (Two Million Nine Hundred Thousand Dollars), and the portion of the Purchase Price paid for the EIL Shares will be $100.00 (One Hundred Dollars), plus, in each case, the applicable portion of the Adjustment Amount.

      2.3   CLOSING

      The purchase and sale of the Shares (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at One Penn Center, 1617 JFK Blvd., Philadelphia, PA 19103, at 10:00 a.m. (local time) on the later of (i) January 31, 1999 or (ii) at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale of the Shares provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      2.4   CLOSING OBLIGATIONS

      At the Closing:

            (a)   Sellers will deliver to Buyer:

                  (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer and in the case of EAG and EIL duly executed transfers of the EAG Shares, the EIL Shares and the shares of their Subsidiaries;

                  (ii)  the Sellers' Releases;

                  (iii) resignations of any Persons who are not Acquired Companies Employees from any positions held as directors or officers of the Acquired Companies and in the case of any directors or officers of EAG or EIL acknowledging by deed that such Person has no claim against the Acquired Companies whether for loss of office or otherwise; and

                  (iv) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with
Section 5.5); and

                  (v) a Tax Deed in the form of Exhibit 2.4(a)(v) (the "Tax Deed").

            (b) Buyer will deliver to Sellers:

                  (i) a bank cashier's or certified check payable to the order of or by wire transfer to an account specified by PPDUK in the amount of $1,431,148.00 (One Million Four Hundred Thirty One Thousand One Hundred Forty Eight Dollars).

                  (ii) (1) a promissory note payable to ABI in the principal amount of $18,000,000.00 (Eighteen Million Dollars) and in the form of Exhibit 2.4(b)(ii)(1) (the "Promissory Note");

                        (2) a promissory note payable to ABI and PPDUK in the principal amount of $7,000,000.00 (Seven Million Dollars) and in the form of
Exhibit 2.4(b)(ii)(2) (the "Acquisition Note"); and

                        (3) a revolving credit note payable to ABI in the maximum principal amount of $3,500,000.00 (Three Million Five Hundred Thousand Dollars).

                  (iii) a pledge and security agreement in the form of Exhibit 2.4(b)(iii) (the "Security Agreement");

                  (iv)  UCC - 1s

                  (v)   the Buyer's Releases; and

                  (vi) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

            (c) Buyer and PPDI will enter into a consulting agreement in the form of Exhibit 2.4(c) (the "Consulting Agreement").

            (d) ABI and Buyer will enter into a sublease for certain equipment in the form of Exhibit 2.4(d) (the "Sublease").

            (e) ABI and Buyer will enter into a Credit and Security Agreement in the form of Exhibit 2.4(e) (the "Credit and Security Agreement").

      2.5   ADJUSTMENT AMOUNT

            (a) The Adjustment Amount (which may be a positive or negative number) will be equal to (1) the aggregate of (a) the consolidated stockholders' equity of APBI as of the Closing Date determined in accordance with GAAP, as reflected on the Closing Financial Statements plus (b) the consolidated stockholders' equity of EAG as of the Closing Date determined in accordance with GAAP, as reflected on the Closing Financial Statements plus (c) the consolidated stockholders' equity of EIL as of the Closing Date determined in accordance with GAAP, as reflected on the Closing Financial Statements, minus (2) the aggregate of (a) the consolidated stockholders' equity of APBI as reflected on the APBI Interim Balance Sheet plus (b) the consolidated stockholders' equity of EAG as reflected on the EAG Interim Balance Sheet plus (c) the consolidated stockholders' equity of EIL as reflected on the EIL Interim Balance Sheet.

            (b) For purposes of determining the Adjustment Amount, the APBI Interim Balance Sheet, the EAG Interim Balance Sheet and the EIL Interim Balance Sheet each shall be adjusted to reflect that all intercompany receivables and payables have been satisfied, and the APBI Interim Balance Sheet shall be adjusted to properly reflect deferred United States federal and state income taxes as if no IRC Section 338(h)(10) election, as provided for at Buyer's option in Section 3.10(a)(v) of this Agreement, has been made. If an IRC Section 338(h)(10) election is made, the Closing Financial Statements shall not include deferred United States federal and state income taxes, since the income tax deductions upon which such asset is based will be deductible on the consolidated PPDI federal income tax return for the year including the actual Closing Date. The Interim Balance Sheets for APBI, EAG and EIL, adjusted as described above, are set forth as Exhibit 2.5 and are agreed to fairly and accurately present the results of operations and the financial condition of the Acquired Companies at November 30, 1998.

      2.6   ADJUSTMENT PROCEDURE

            (a) Sellers will prepare consolidated financial statements (the "Closing Financial Statements") of APBI, EAG and EIL as of the Closing Date, including a consolidated balance sheet and a computation of consolidated stockholders' equity for APBI, EAG and EIL as of the Closing Date. The Closing Financial Statements shall update and supplement the Interim Balance Sheets and related consolidated statements of income for the 11 months ending November 30, 1998, so as to fairly and accurately present the results of operations and financial condition of the Acquired Companies for the period from the date of the Interim Balance Sheets through the Closing Date (the "Update Period"). Sellers will deliver the Closing Financial Statements to Buyer within forty-five days after the Closing Date. If within thirty days following delivery of the Closing Financial Statements, Buyer has not given Sellers notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of Buyer's objection; provided that no objection may be made which relates to any item on the Interim Balance Sheets), then the consolidated stockholders' equity reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. If Buyer gives such notice of objection, then the issues in dispute will be submitted to PriceWaterhouseCoopers LLP, certified public accountants (the "Dispute Resolution Accountants"), for resolution. If issues in dispute are submitted to the Dispute Resolution Accountants for resolution, (i) each party will furnish to the Dispute Resolution Accountants such work papers and other documents and information relating to the disputed issues as the Dispute Resolution Accountants may request and are available to that party (or its independent public accountants ), and will be afforded the opportunity to present to the Dispute Resolution Accountants any material relating to the determination and to discuss the determination with the Dispute Resolution Accountants; (ii) the determination by the Dispute Resolution Accountants, as set forth in a notice delivered to both parties by the Dispute Resolution Accountants, will be binding and conclusive on the parties; and (iii) the non-prevailing party will pay the fees of the Dispute Resolution Accountants for such determination, except that if neither party substantially prevails (as determined in the sole discretion of the Dispute Resolution Accountants), Buyer and Sellers will each bear 50% of the fees of the Dispute Resolution Accountants for such determination.

            (b) On the tenth business day following the final determination of the Adjustment Amount, if the Purchase Price is greater than the aggregate of the payment made pursuant to Section 2.4(b)(i) and the principal amount of the Promissory Note and the Acquisition Note, Buyer will pay the difference to Sellers, and if the Purchase Price is less than such aggregate amount, Sellers will pay the difference to Buyer. All payments will be made together with interest at 8% compounded daily beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to Sellers or to Buyer hereunder will be allocated in the proportions set forth in Section 2.2. In addition, payments to Sellers or Buyer must be made by cashier's or certified check, or by wire transfer to such bank account as Sellers or Buyer, as the case may be, will specify.

3.    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers represent and warrant to Buyer as follows:

      3.1   ORGANIZATION AND GOOD STANDING

            (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which, to the Knowledge of Sellers, it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own the properties and assets that it purports to own.

            (b) Sellers have delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

      3.2   AUTHORITY; NO CONFLICT

            (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, subject as to enforceability to general equitable principles and to the laws of bankruptcy, insolvency or similar laws governing the rights of creditors. Upon the execution and delivery by Sellers of the Sellers' Release, by ABI of the Sublease and by PPDI of the Consulting Agreement, each such document will constitute the legal, valid, and binding obligation of the respective party thereto, enforceable against such party in accordance with its terms, subject as to enforceability to general equitable principles and to the laws of bankruptcy, insolvency or similar laws governing the rights of creditors. Sellers have the right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Releases and to perform their obligations under this Agreement. PPDI and ABI have the right, power, authority, and capacity to execute, deliver and perform their obligations under the Consulting Agreement and the Sublease, respectively.

            (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Sellers or any Sellers' Related Person, other than the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of Sellers or any Sellers' Related Person, other than the Acquired Companies;

                  (ii) violate any resolution, Order or Contract of Sellers or any Sellers' Related Person, other than the Acquired Companies, or, to Sellers knowledge, any Legal Requirement to which Sellers, or any Sellers' Related Person, other than the Acquired Companies, may be subject or bound; or

                  (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

            (c) Except as set forth in Part 3.2 of the Disclosure Letter, no Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions.

            (d) ABI is acquiring the Promissory Note for its own account and not with a view to distribution within the meaning of Section 2(11) of the Securities Act.

      3.3   CAPITALIZATION

      The authorized equity securities of APBI consist of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding (the "APBI Shares"); the authorized share capital of EAG consists of 100,000 ordinary shares, of (UK) L 1 each, of which 99,000 are issued and fully paid up (the "EAG Shares"); and the authorized share capital of EIL consists of 100 ordinary shares of (UK) L1, of which 76 are issued and fully paid up (the "EIL Shares"); (the APBI Shares, the EAG Shares and the EIL Shares are collectively referred to herein as the "Shares"). ABI is and will be on the Closing Date, the record and beneficial owner and holder of the APBI Shares, and PPDUK is and will be on the Closing Date, the record and beneficial owner of the EAG Shares and the EIL Shares, respectively, in each case free and clear of all Encumbrances. With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities

Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business. With respect to all Companies in any part of the UK, each Seller waives (and shall obtain the waiver by its nominee(s) of) all rights of pre-emption which it (or such nominees) may have (whether under any such Acquired Company's articles of association or otherwise) with respect to the transfer to the Buyer of the shares of such Acquired Company.

      3.4   FINANCIAL STATEMENTS

      Buyer has in its possession: (a) separate consolidated balance sheets of APBI, EAG and EIL as at December 31, 1996, and the related consolidated statements of income, for the fiscal year then ended, (b) separate consolidated balance sheets of APBI, EAG and EIL as at December 31, 1997 (including the notes thereto, the "Balance Sheets"), and the related consolidated statements of income, for the fiscal year then ended and (c) separate consolidated balance sheets of APBI, EAG and EIL as at November 30, 1998 (the "Interim Balance Sheets") and the related consolidated statements of income, for the 11 months then ended, including in each case the notes thereto. Except as set forth in
Part 3.4 of the Disclosure Letter and the last sentence of this Section 3.4, such financial statements and notes fairly present the financial condition and the results of operations of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not differ materially from those included in the Balance Sheets; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. In making certain representations and warranties contained in this
Section 3.4 and in connection with the preparation of the Balance Sheets, Interim Balance Sheets and other financial statements referenced in this Section 3.4, Sellers have relied upon the accuracy and completeness of statements made and information provided to Sellers by one or more of the Acquired Companies and their respective Representatives. Notwithstanding anything in this Section 3.4 to the contrary, to the extent a Breach of any of the representations or warranties of Sellers contained in this Section 3.4 would result, in whole or in part, from the inaccuracy or incompleteness of statements made or information provided to Sellers by the Acquired Companies or their respective Representatives, then in such case no such Breach shall be considered to have occurred, to the extent that such Breach results from the inaccuracy or incompleteness of such statements made or information provided to Sellers, and neither Buyer nor any of the Acquired Companies shall have a right of indemnification under this Agreement from Sellers with respect to any such Breach.

      3.5   BOOKS AND RECORDS

      Except as set forth in Part 3.5 of the Disclosure Letter, the books of account, minute books, stock record books, and other corporate records of the Acquired Companies maintained by Sellers or by PPDI, all of which have been made available to Buyer, have been maintained in a materially complete and accurate manner since the APBI Acquisition Date. In making certain representations and warranties contained in this Section 3.5, Sellers have relied upon the accuracy and completeness of statements made and information provided to Sellers by one or more of the Acquired Companies and their respective Representatives. Notwithstanding anything in this Section 3.5 to the contrary, to the extent a Breach of any of the representations or warranties of Sellers contained in this
Section 3.5 would result, in whole or in part, from the inaccuracy or incompleteness of statements made or information provided to Sellers by the Acquired Companies or their respective Representatives, then no such Breach shall be considered to have occurred, to the extent that such Breach results from the inaccuracy or incompleteness of such statements made or information provided to Sellers, and neither Buyer nor any of the Acquired Companies shall have a right of indemnification under this Agreement from Sellers with respect to any such Breach.

      3.6   TITLE TO PROPERTIES; ENCUMBRANCES

      Part 3.6 of the Disclosure Letter contains a list of the Facilities of the Acquired Companies of which Sellers have Knowledge and a description of whether such Facilities are leased, licensed, owned, or otherwise held. Except as set forth in Part 3.6 of the Disclosure Letter, as of the Closing Date all right, title to and interest in the fee simple, lease or other interest in the Facilities as set forth in Part 3.6 of the Disclosure Letter will be held by the Buyer or the Acquired Companies.

      3.7   RELATIONSHIPS WITH RELATED PERSONS

      Except as set forth in Part 3.7 of the Disclosure Letter, no Seller or any Sellers' Related Person, other than the Acquired Companies, has, or since December 31,1997 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. No Seller or any Sellers' Related Person, other than the Acquired Companies, has, or since December 31, 1997 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person (other than a Sellers' Related Person) that has had business dealings or a material financial interest in any transaction with any Acquired Company. Except as set forth in Part 3.7, Part 5.9 and Part 6.3 of the Disclosure Letter, no Seller or any Sellers' Related Person, other than the Acquired Companies, is a party to any Contract with, or has any claim or right against, any Acquired Company.

      3.8   LABOR RELATIONS; COMPLIANCE

      Except as set forth in Part 3.8 of the Disclosure Letter, since the APBI Acquisition Date, neither ABPI nor, to Sellers' Knowledge, EAG and EIL, has been or is a party to any collective bargaining or other labor Contract.

      3.9   NO UNDISCLOSED LIABILITIES

      Except as set forth in Part 3.9 of the Disclosure Letter, to Sellers' Knowledge, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) of which the Buyer or the Acquired Companies do not have knowledge, except for liabilities or obligations reflected or reserved against in the Balance Sheets or the Interim Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

      3.10  TAXES

            (a) With respect to the Acquired Companies other than EAG and EIL:

                  (i) The Acquired Companies have filed or caused to be filed (on a timely basis since December 31, 1992) all United States federal, state, and local income Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.10 of the Disclosure Letter contains a complete and accurate list of, all such United States federal, state, and local income Tax Returns filed for each taxable year after the taxable year ending December 31, 1992. The Acquired Companies have paid, or made provision for the payment of, all United States federal, state, and local income Taxes that have or may have become due pursuant to those United States federal, state, and local income Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company.

                  (ii) The United States federal, state, and local income Tax Returns of each Acquired Company subject to such Taxes have been audited by the IRS or relevant state or local tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1991. Part
3.10 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns filed for taxable years ending after December 31, 1991, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.10 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.10 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since December 31, 1991, and the resulting deficiencies proposed by the IRS. Except as described in Part
3.10 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions

(or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of United States federal, state and local income Taxes of any Acquired Company or for which any Acquired Company may be liable.

                  (iii) The charges, accruals, and reserves with respect to United States federal, state and local income Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP). There exists no proposed tax assessment for United States federal, state, and local income Taxes against any Acquired Company except as disclosed in the Balance Sheets, Interim Balance Sheets or in Part 3.10 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All United States federal, state, and local income Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (iv) Except as set forth in Part 3.10 of the Disclosure Letter, all United States federal, state, and local Income Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

                  (v) At the option of Buyer, PPDI will join in making an election and cooperate in allocating the Purchase Price to the extent permissible under IRC Section 338(h)(10) with respect to the purchase of the Shares. At the option of Sellers, Buyer will cause APBI to make an election with Seller under IRC Regulation 1.1502-20(g) to reattribute losses, including but not limited to capital loss carry forwards, to PPDI, such that under said election PPDI will be entitled to the full benefit and utilization of such losses.

            (b) With respect to EAG and EIL:

                  (i) since July 1, 1998 the Tax Returns or computations which ought to have been made by EAG and EIL for any Tax purpose have been duly made and all Tax Returns and any other notices, accounts and information supplied to the Inland Revenue or H.M. Commissioners of Customs and Excise ("Customs") or other Tax authority concerned for any such purposes are up-to-date, correct and have been made on a proper basis and submitted on a timely basis and none of such returns, notices, accounts or information is disputed in any material respect by the Tax authority concerned and there is no fact known to the Sellers which might give rise to any such dispute or of any liability to Tax not provided for in the Interim Balance Sheets in respect of transactions occurred during the period from July 1, 1998 to the date of the Interim Balance Sheets.

                  (ii) All Tax for which either EAG or EIL has become liable since July 1, 1998 and which ought to have been paid has been paid and, without limiting the generality of the foregoing, since July 1, 1998 all income tax deductible and payable under the PAYE system (including, but not limited to, income tax in relation to the sub-contractor's tax deduction scheme, casual labor and employee benefits) has so far as required been deducted from all payments made by either EAG or EIL; all amounts due to be paid to the Inland Revenue in respect of such income Tax have been paid, and since July 1, 1998 all deductions and payments required to be made by either EAG or EIL in respect of UK National Insurance contributions (including employer's contributions) have been made, and all payments required to be made by either EAG or EIL by way of statutory sick pay pursuant to section 151 of the UK Social Security Contributions and Benefits Act 1992 and regulations thereunder have been duly made.

                  (iii) To Sellers' Knowledge, no payment has been made by either EAG or EIL to or in respect of any of its directors or of the Sellers (including, but not limited to, pension contributions) which will not be deductible for corporation tax purposes, either in computing its income profits or in computing the corporation tax payable by it.

                  (iv) The provisions included in the Interim Balance Sheets are sufficient to cover all Tax (other than Tax which has been paid at the date of the Interim Balance Sheets) in respect of all transactions, events, acts, or omissions from July 1, 1998 to the date of the Interim Balance Sheet for which either EAG or EIL was then or might at any time thereafter become or have become liable including (without limitation) Tax (other than Tax which has been paid at the date of the Interim Balance Sheets) in respect of distributions made and interest and charges on income in the period from July 1, 1998 to the date of the Interim Balance Sheets.

                  (v) To Sellers' Knowledge, the amount of Tax chargeable on EAG and EIL during any accounting period ending since the APBI Acquisition Date has not, to any material extent, depended on any unpublished concession, agreement or other formal or informal arrangement with any Tax authority.

                  (vi) Neither EAG nor EIL is nor has ever been a close company within the terms of section 414 ICTA.

                  (vii) Since the date of the Interim Balance Sheets :

                        (A) EAG and EIL have not made or agreed to make any such loan or advance or release or written off any such debt as is within sections 419 to 422 ICTA;

                        (B) except as provided in the Interim Balance Sheets no dividend has been declared or paid on and no distribution of capital made in respect of any share capital and no loan or loan capital has been repaid by EAG or EIL in whole or in part;

                        (C) neither EAG nor EIL has made any claim under
section 279 or sections 152, 153, or 154 TCGA 1992;

                        (D) neither EAG nor EIL has done or agreed to do anything as a result of which any investment grant paid to EAG or EIL is or may be liable to be refunded in whole or in part;

                        (E) no expenditure has been secured nor has any rent, interest, or other payment been paid or is liable to be paid by EAG or EIL which are wholly or partly disallowable as a deduction or a charge on income in computing profits for the purposes of corporation tax (other than expenditures in the nature and in the approximately amount of expenditure revealed to be disallowed in the corporation tax computation of the relevant company for the previous three years);

                        (F) no event has occurred which will result in either EAG or EIL becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person, firm or company;

                        (G) to Sellers' Knowledge, no disposal has taken place or other event occurred which will or may have the effect of crystallizing a liability to Tax which should have been included in the provision for deferred taxation contained in the Interim Balance Sheets if such disposal or other event had been planned or predicted at the date of the Interim Balance Sheets;

                        (H) neither EAG nor EIL has been involved in any transaction which has given or may give rise to a liability to Tax on EAG or EIL (or would have given or might give rise to such a liability but for the availability of any relief) other than Tax in respect of normal trading income or receipts of EAG or EIL arising from transactions entered into by it in the Ordinary Course of Business.

                  (viii) To Sellers' Knowledge, full disclosure has been made to the Buyer of all capital expenditure qualifying for capital allowances and all balancing adjustments pursuant to the Capital Allowances Act 1990 and Chapter I
Part XIII ICTA in respect of any accounting period of EAG or EIL ended in the two years before the date of the Interim Balance Sheets.

                  (ix) To Sellers' Knowledge, in respect of all plant and machinery held by EAG or EIL under any lease, hire purchase or conditional sale agreement, such plant and machinery is and has at all times been used for a qualifying purpose in the requisite period in accordance with Chapter V, Part II of the UK Capital Allowances Act 1990.

                  (x) To Sellers' Knowledge, except as disclosed in the Interim Balance Sheet, since the end of the last such accounting period referred to in paragraph (xii) above, neither EAG nor EIL has done or omitted to do or agreed to do or permitted to be done any act as a result of which there may be made either a balancing charge in respect of such capital expenditure within the provisions referred to in paragraph (xii) above or any recovery of excess relief within section 47 of the UK Capital Allowances Act 1990.

                  (xi) No balancing charge in respect of any capital allowances claimed or given will arise if any assets of either EAG or EIL or the plant or machinery taken as a whole were to be realized for a consideration equal to the amount of the book value thereof as shown or included in the Interim Balance Sheet, except to the extent that such charge is fully provided for in the Interim Balance Sheet.

                  (xii) To Sellers' Knowledge, disregarding any relief or allowance, including indexation relief, available to EAG or EIL (other than amounts allowable under section 38 TCGA) no chargeable gain or profit would arise if any asset of EAG or EIL (other than trading stock) were to be realized for a consideration equal to the book value thereof as shown or include in the Interim Balance Sheets.

                  (xiii) To Sellers' Knowledge, neither EAG nor EIL has on or after the APBI Acquisition Date:

                        (A) repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or

                        (B) capitalized or agreed to capitalize in the form of shares or debentures, any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than for new consideration (as defined in section 254 ICTA).

                  (xiv) To Sellers' Knowledge, neither EAG nor EIL has made any disposals to which section 35 TCGA applies (1982 rebasing).

                  (xv) To Sellers' Knowledge, in relation to UK Value Added Tax ("VAT"):

                        (A) EAG and EIL are registered and taxable persons for the purposes of the Value Added Tax Act 1994 ("VATA") and have since July 1, 1998 complied in all material respects with VATA and any statutory modification or re-enactment thereof and all orders, provisions, directions or other conditions made or imposed thereunder or under any other law relating to VAT;

                        (B) neither EAG nor EIL is currently a member of a VAT Group under section 43 VATA;

                        (C) in respect of the period from July 1, 1998 to Closing, all amounts due to be paid by EAG or EIL to Customs prior to Closing will have been paid at the date thereof, no dispute exists between the Company and Customs and there are no present circumstances which will likely to give rise to any such dispute;

                        (D) all statutory records required to be kept by both EAG or EIL have since July 1, 1998 been properly kept and since July 1, 1998 all statutory returns required to be made by either EAG or EIL have been correctly made up to the date hereof;

                        (E) neither EAG nor EIL has made and nor make exempt supplies for VAT purposes (except such exempt supplies as may be disregarded in calculating the amount of input tax for which EAG or EIL may claim a credit or repayment under section 24 of VATA);

                        (F) neither EAG nor EIL has made an election pursuant to paragraph 2, Schedule 10 VATA;

                        (G) no asset of either EAG or EIL is a capital item the input tax on which may be subject to adjustment in accordance with the provisions of Part XV of the VAT Regulations 1995;

                        (H) neither EAG nor EIL is and has not at any time been liable, nor has it taken any action likely to make it liable, to a self-supply charge under paragraph 6, Schedule 10 VATA;

                        (I) neither EAG nor EIL is required to make payments on account of VAT for which it may become liable in a prescribed accounting period (pursuant to the VAT (Payments on Account) Order 1993 and the VAT Regulations 1995); and

                        (J) neither EAG nor EIL has been required by Customs to give security under paragraph 4, Schedule 11 VATA.

                  (xvi) To Sellers' Knowledge, all chargeable assets of either EAG or EIL were acquired at market value at the time of acquisition and there are no circumstances giving rise or which may give rise to liability or loss under or pursuant to any of sections 139, 140, 176, 177, 178 and 179 TCGA 1992 or sections 17 or 30 TCGA 1992 and no loss fails to be restricted under section 18 (3) TCGA 1992 as a result of the proposed sale of the Sale Shares or of any other transaction.

                  (xvii) Since the APBI Acquisition Date:

                        (A) there has been no major change in the nature or conduct of a trade carried on by either EAG or EIL; and

                        (B) the scale of activities of any trade carried on by either EAG or EIL has not been small or negligible within the meaning of section 245 and 768 ICTA.

                  (xviii) To Sellers' Knowledge, neither EAG nor EIL has been a party to or involved or concerned in any transaction within the last six years in which the following provisions have been or could be applied except where all applicable clearances (based on full disclosure of material facts and circumstances) have been obtained:

                        (A)   sections 139 or 140 TCGA 1992;

                        (B) sections 703 and 704 ICTA;

                        (C) sections 765 and 766 ICTA;

                        (D) section 776 ICTA;

                        (E) sections 779 to 785 (inclusive) ICTA;

                        (F) sections 135, 136 and 137 TCGA 1992;

                        (G) sections 213 and 218 (inclusive) ICTA and section 192 TCGA 1992; and

                        (H) sections 219 to 229 (inclusive) ICTA.


                  (xix) To Sellers' Knowledge, full disclosure has been made in the Disclosure Letter of all matters relating to Tax in respect of which either EAG or EIL has, or will at Closing have, an outstanding entitlement under any Tax statute to make:

                        (A)   any appeal against any assessment to taxation; or

                        (B) any application for postponement of taxation.

                  (xx) Neither the Inland Revenue nor Customs nor any other Tax authority has at any time within the last 2 years carried out or is at present conducting any investigation into the business or affairs of either EAG or EIL (or any aspect thereof) and the Sellers know of no reason why any such investigation should be initiated.

                  (xxi) Neither EAG nor EIL has registered or applied to register a profit-related pay scheme with the Inland Revenue.

                  (xxii) All interest, discounts or premiums by EAG or EIL in respect of its loan relationships within the meaning of Chapter II of Part IV of the Finance Act of 1996 are capable of being brought into account as a debit for purposes of that Chapter as and to the extent that they are from time to time recognized in the relevant accounts (assuming that the accounting policies and methods adopted for the purpose of the Interim Balance Sheet continue to be so adopted).

                  (xxiii) The Disclosure Letter gives details of every written agreement that either EAG or EIL has since the APBI Acquisition Date entered into for the claim or surrender of group relief under the provisions of s.402 to
s.413 (inclusive) Taxes Act 1988 or of Advance Corporation Tax under the provisions of s.240 Taxes Act 1988.

                  (xxiv) Except as provided in the Interim Balance Sheet or the Closing Financial Statements, neither EAG nor EIL is or will be under any obligation to make or have any entitlement to receive in respect of any period ending on or before the Accounts Date but since the APBI Acquisition Date any payment for group relief as defined in s.402(6) Taxes Act 1998 or any payment for the surrender of the benefit of an amount of Advance Corporation Tax or a repayment of such a payment.

                  (xxv) To the Sellers' Knowledge, each of EAG is and has since the APBI Acquisition Date been resident in the United Kingdom for corporation tax purposes and is not and has not been treated as a resident in any other jurisdiction for any tax purpose to the Seller's Knowledge. To the Sellers' knowledge, neither EAG nor EIL has or has had a branch, agency or permanent establishment outside the United Kingdom and neither EAG nor EIL has ceased to be resident in the United Kingdom.

                  (xxvi) To the Sellers' Knowledge, neither EAG nor EIL has since the APBI Acquisition Date carried out or caused or permitted to be carried out any of the transactions (i) specified at the relevant time in s.765(1) Taxes Act 1988 otherwise than with the prior consent of H.M. Treasury and (in the case of a special as opposed to general consent) full particulars of which are contained in the Disclosure Letter or (ii) specified at the relevant time in 3.765A Taxes Act 1988 without having duly provided the required information to the Board of Inland Revenue.

                  (xxvii) To the Sellers' Knowledge, neither EAG nor EIL has since the APBI Acquisition Date had any interest in a controlled foreign company as defined in Chapter IV Part XVII Taxes Act 1988 nor any material interest in an offshore fund as defined in s.759 Taxes Act 1988.

                  (xxviii) To the Sellers' Knowledge, neither EAG nor EIL had since the APBI Acquisition Date either received or become entitled to any income which is unremittable "overseas income" within the meaning of s.584 Taxes Act 1988, no gain has accrued to any Company to which the provisions of 3.279 TCGA 1992 could apply.

                  (xxix) To the Sellers' Knowledge, since the APBI Acquisition Date, neither EAG nor EIL has been a party to or otherwise involved in any transaction to which any of the following provisions could apply:

      s.729 to s.746 or s.774 to s.787 in Part XVII Taxes Act 1988; s.801A Taxes Act 1988;
      Schedule 5AA Taxes Act 1988;
      Schedule 23A Taxes Act 1988.

                  (xxx) To the Sellers' Knowledge, since the APBI Acquisition Date, neither EAG nor EIL has been involved in any transaction or series of transactions which, or any part of which, may for any tax purposes be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to tax.

                  (xxii) All documents in the enforcement of which EAG or EIL may be interested have been duly stamped and neither EAG nor EIL has since the date of the Interim

Balance Sheet Accounts Date incurred any liability to or been accountable for any stamp duty reserve tax and there has been no conditional agreement within s.87(1) Finance Act 1986 which would lead to either EAG or EIL incurring such a liability or becoming so accountable.

            (c) In making certain representations and warranties contained in this Section 3.10 and in connection with the preparation and filing of the Tax Returns referenced in this Section 3.10, Sellers have relied upon the accuracy and completeness of statements made and information provided to Sellers by one or more of the Acquired Companies and their respective Representatives. Notwithstanding anything in this Section 3.10 to the contrary, to the extent a Breach of any of the representations or warranties of Sellers contained in this
Section 3.10 would result in whole or in part, from the inaccuracy or incompleteness of statements made or information provided to Sellers by the Acquired Companies or their respective Representatives, then no such Breach shall be considered to have occurred, to the extent that such Breach results from the inaccuracy or incompleteness of such statements made or information provided to Sellers, and neither Buyer nor any of the Acquired Companies shall have a right of indemnification under this Agreement from Sellers with respect to any such Breach.

      3.11  EMPLOYEE BENEFITS

            (a) Part 3.11(a) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Other Benefit Obligations and identifies as such all Company Plans that are (A) Qualified Plans or (B) Title IV Plans.
Part 3.11(a) of the Disclosure Letter contains a complete and accurate list of
(A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

            (b) Except as set forth in Part 3.11(b) of the Disclosure Letter, no Acquired Company or any ERISA Affiliate of an Acquired Company or any employee of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, or has any present or future liability in connection with any Multi-Employer Plan or VEBA.

            (c) Except as set forth in Part 3.11(c) of the Disclosure Letter:

                  (i) Sellers have and have caused the Acquired Companies to have performed all of their respective obligations under all Company Plans and Other Benefit Obligations.

                  (ii) The Acquired Companies, with respect to all Company Plans and Other Benefits Obligations, are, and each Company Plan and Other Benefit Obligation is, in full compliance with ERISA, the IRC, and other applicable Legal Requirements.

                        (A) no transaction prohibited by ERISA ss. 406 and no "prohibited transaction" under IRC ss. 4975(c) have occurred with respect to any Company Plan.

                        (B) no Seller or Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                        (C) no Seller or Acquired Company has any liability to the PBGC with respect to any Plan.

                        (D) all filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                        (E) all contributions and payments made or accrued with respect to all Company Plans and Other Benefit Obligations are deductible under IRC ss. 162 or ss. 404. No amount, or any asset of any Company Plan, is subject to tax as unrelated business taxable income.

                  (iii) since the date of the Balance Sheets, there has been no establishment or amendment of any Company Plan or Other Benefit Obligation.

                  (iv) other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Other Benefit Obligation is pending or, to Sellers' Knowledge, is Threatened.

                  (v) each Qualified Plan of each Acquired Company is qualified in form and, to Sellers' Knowledge, operation under IRC ss. 401(a); each trust for each such Plan is exempt from federal income Tax under IRC ss. 501(a); and, to Sellers' Knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of Tax-exempt status of any such Plan or trust.

                  (vi) each Acquired Company and each ERISA Affiliate of an Acquired Company has met the minimum funding standard, and has made all contributions required, under ERISA ss. 302 and IRC ss. 412.

                  (vii) except as set forth in Part 3.11(c) of the Disclosure Letter, no Company Plan is subject to Title IV of ERISA.

                  (viii) no Acquired Company or any ERISA Affiliate of an Acquired Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject Sellers or any of the Acquired Companies to liability under ERISA ss. 4062(e), ss. 4063, or ss. 4064.

                  (ix) no ERISA Affiliate of an Acquired Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA ss. 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

                  (x) no accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

                  (xi) since the last valuation date for each pension Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA ss. 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

                  (xii) no reportable event (as defined in ERISA ss. 4043 and in regulations issued thereunder) has occurred.

                  (xiii) no Seller has Knowledge of any facts or circumstances that may give rise to any liability of any Seller, any Acquired Company, or Buyer to the PBGC under Title IV of ERISA.

                  (xiv) except to the extent required under ERISA ss. 601 et seq. and IRC ss. 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                  (xv) each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

                  (xvi) Sellers and all Acquired Companies have complied with the provisions of ERISA ss. 601 et seq. and IRC ss. 4980B.

                  (xvii) no payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to Tax under IRC ss. 280G or ss. 4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                  (xviii) the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit, unless otherwise set forth in this Agreement.

            (d) In making certain representations and warranties contained in this Section 3.11, Sellers have relied upon the accuracy and completeness of statements made and information provided to Sellers by one or more of the Acquired Companies and their respective Representatives. Notwithstanding anything in this Section 3.11 to the contrary, to the extent a

Breach of any of the representations or warranties of Sellers contained in this
Section 3.11 would result, in whole or in part, from the inaccuracy or incompleteness of statements made or information provided to Sellers by the Acquired Companies or their respective Representatives, then no such Breach shall be considered to have occurred, to the extent that such Breach results from the inaccuracy or incompleteness of such statements made or information provided to Sellers, and neither Buyer nor any of the Acquired Companies shall have a right of indemnification under this Agreement from Sellers with respect to any such Breach.

      3.12  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

            Except as set forth in Part 3.12 of the Disclosure Letter:

                  (a) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Sellers or any Sellers' Related Person, other than the Acquired Companies, of or a failure on the part of Sellers or any Sellers' Related Person, other than the Acquired Companies, to comply with, any Legal Requirement which will result in any obligation or liability of Buyer or any of the Acquired Companies on or after the Closing Date; and

                  (b) With respect to EAG and EIL, Sellers and Sellers' Related Persons, other than the Acquired Companies, have taken no action to prevent compliance with all legal and procedural requirements and other formalities concerning:

                        (i) the Memorandum and Articles of Association (including all resolutions passed or purported to have been passed);

                        (ii) the filing of all documents required by the UK Companies Act 1985 to be filed at Companies House;

                        (iii) issues of shares, debentures or other securities;

                        (iv) payments of interest and dividends and making of other distributions; and

                        (v) directors (including any shadow directors) and other officers.


      3.13  LEGAL PROCEEDINGS; ORDERS

            (a) Except as set forth in Part 3.13(a) of the Disclosure Letter, there is no pending Proceeding:

                  (i) that has been commenced by or against Sellers or any Sellers' Related Person, other than the Acquired Companies, that otherwise relates to or may be reasonably expected to affect the business of, or any of the assets owned or used by, any Acquired Company and to Sellers' Knowledge, no such Proceeding has been Threatened;

                  (ii) that challenges, or that may be reasonably expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions and to Sellers' Knowledge, no such Proceeding has been Threatened; and

                  (iii) there is no Order to which Sellers or any Sellers' Related Person, other than the Acquired Companies, is subject which in any way involves or following the Closing Date will involve the Acquired Companies, or any of the assets owned or used by any Acquired Company.

      3.14  ABSENCE OF CERTAIN CHANGES AND EVENTS

      Except as set forth in Part 3.14 of the Disclosure Letter, since the date of the Interim Balance Sheets, there has not been any:

            (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            (b)   amendment to the Organizational Documents of any Acquired
Company;

            (c) material change in the accounting methods used in preparation of the financial statements for any Acquired Company; or

            (d) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

      3.15  CONTRACTS; NO DEFAULTS

      Except as set forth in Part 5.9 and 6.3 of the Disclosure Letter, which Contracts will be the subject of mutual releases, except as set forth in Part
3.7 of the Disclosure Letter, and except as may be contemplated pursuant to any transition of employee benefits contemplated pursuant to Section 5.6, there are no Contracts to which Sellers or any Sellers' Related Person, other than the Acquired Companies, is a party, which following the Closing Date:

      (a) the Buyer or any of the Acquired Companies will continue to be a party to or by which the Buyer or any of the Acquired Companies will be bound;

      (b) will create an Encumbrance on any of the assets of any of the Acquired Companies; or

      (c) will result in any obligation or liability for the Buyer or any of the Acquired Companies.

      3.16  INSURANCE

            (a) Part 3.16 of the Disclosure Letter sets forth all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director, officer, or employee of any Acquired Company, is covered (the "Policies").

            (b) All Policies shall remain in full force and effect up to and including the Closing Date; provided that APBI's professional liability insurance in effect prior to the Closing Date shall continue in effect subsequent to the Closing Date and APBI shall be solely responsible for payment of all premiums and any other costs associated with continuing said insurance subsequent to the Closing Date.

      3.17  ENVIRONMENTAL MATTERS

      No Acquired Company has or following the Closing Date will have any Environmental, Health or Safety Liabilities resulting from any action or inaction by the Sellers, or any Sellers' Related Person, other than the Acquired Companies.

      3.18  INTELLECTUAL PROPERTY

            The Acquired Companies shall be entitled to retain ownership of or licenses to the Intellectual Property Assets which they own or have licensed, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims by or in favor of Sellers or any Sellers' Related Person, other than the Acquired Companies. Sellers acknowledge and agree that subsequent to the Closing Date they shall have no ownership interest in or right or licenses to the names "APBI Environmental Sciences Group, Inc.", "TAS," "Technical Assessment Systems, Inc." "Environmental Assessment Group Limited" "EAG", "EAG-Environ" "ENVIRON", any other corporate or trade name incorporating the term "ENVIRON" or "Environ" and such other Intellectual Property Assets as listed in Part 3.18 of the Disclosure Letter.

      3.19  DISCLOSURE

            (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading except as otherwise expressly limited by or provided in this Agreement.

            (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

      3.20  BROKERS OR FINDERS

      Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement other than to Lehman Brothers for services rendered in connection with its preparation and delivery of a fairness opinion addressed to Sellers, all of whose fees, commissions or other payment shall be the entire responsibility and obligation of Sellers.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Sellers as follows:

      4.1   ORGANIZATION AND GOOD STANDING

      Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is authorized to do business in every other jurisdiction in which it is doing business. Buyer has full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

      4.2   AUTHORITY; NO CONFLICT

            (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by general equitable principles and bankruptcy, insolvency and other laws governing creditors' rights. Upon execution and delivery by Buyer of the Promissory Note, the Security Agreement, the Buyer's Releases, the Sublease and the Consulting Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by general equitable principles and bankruptcy, insolvency, and other laws governing creditors' rights. Buyer has the right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

            (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i)   any provision of Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

            (c) Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.3   CAPITALIZATION

      The authorized equity securities of Buyer consists of 1,000,100 (One Million One Hundred) shares consisting of 500,000 (Five Hundred Thousand) shares of Class A Common Stock, no par value, of which 88,250 (Eighty-Eight Thousand Two Hundred Fifty) shares are issued and outstanding, 100 shares of Class B Common Stock, $1.00 par value, of which 0 (Zero) shares are issued and outstanding, and 500,000 (Five Hundred Thousand) shares of Class C Common Stock, no par value, of which 31 (Thirty-One) shares are issued and outstanding (collectively, the "Buyer Shares"). The owners of the Buyer Shares and their respective holdings are set forth in Schedule 4.3. All of the Buyer Shares are owned free and clear of all Encumbrances by their respective holders. All of the Buyer Shares have been duly authorized, validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of the Buyer Shares. None of the Buyer Shares was issued in violation of the Securities Act or any other Legal Requirement.

      4.4   INVESTMENT INTENT

      Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

      4.5   CERTAIN PROCEEDINGS

      There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

      4.6   BROKERS OR FINDERS

      Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement other than to Raymond James & Associates, Inc., whose fees, commissions or other payment shall be the entire responsibility of Buyer.

5.    COVENANTS OF SELLERS PRIOR TO CLOSING DATE

      5.1   ACCESS AND INVESTIGATION

      Between the date of this Agreement and the Closing Date, Sellers will, and will cause their Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access on a strictly confidential basis to Sellers' and each Acquired Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating and other data and information as Buyer may reasonably request.

      5.2   OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

      Between the date of this Agreement and the Closing Date, Sellers will confer with Buyer concerning operational matters of a material nature and cooperate with each Acquired Company so as to permit and will take no action to prevent:

            (a) the conduct of the business of such Acquired Company only in the Ordinary Course of Business; and

            (b) the preservation intact of the current business organization of each such Acquired Company, the availability of the services of the current officers, employees, and agents of each Acquired Company, and the maintenance of the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company.

      5.3   NEGATIVE COVENANT

      Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will take no action to cause any Acquired Company, without the prior consent of Buyer, to take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in
Section 3.14 is likely to occur.

      5.4   REQUIRED APPROVALS

      As promptly as practicable after the date of this Agreement, Sellers will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Buyer and Sellers agree that no filings under the HSR Act are required. Between the date of this Agreement and the Closing Date, Seller will cooperate with Buyer and each Acquired Company in making or obtaining, (a) all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and
(b) all consents Buyer may be required to obtain in connection with the Contemplated Transactions as set forth in Schedule 4.2.

      5.5   NOTIFICATION

      Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5.5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

      5.6   CERTAIN BENEFIT MATTERS

            (a) Seller shall cause The Pharmaceutical Product Development, Inc. Retirement Savings Plan (the "PPD 401(k) Plan") to transfer all of its assets and liabilities attributable to those PPD 401(k) Plan participants who are officers or employees of APBI on the transfer date described below (the "APBI Employees") to a separate, new 401(k) plan which will be sponsored and maintained by APBI and/or its affiliates (the "New Plan"). This plan spin-off shall comply with Code Section 414(l), ERISA Section 208, and Sections 12.6(b) and 12.3 of the PPD 401(k) Plan. The PPD 401(k) Plan assets transferred to the New Plan shall include all rights of the PPD 401(k) Plan with respect to any outstanding plan loans to APBI Employees; outstanding plan loans to APBI Employees will not have to be paid off if kept current, but will continue in effect (with the New Plan as the new creditor) in accordance with the terms of the documents governing such loans. APBI Employees will not be given the right to receive current distribution of their PPD 401(k) Plan accounts in connection with the spin-off. APBI shall cause the New Plan to be established on or as soon as practicable after the Closing Date, and the transfer shall occur as soon as practicable following establishment of the New Plan, but in no event later than December 31, 1999. The transfer shall be made in cash or cash equivalent, except for the promissory notes representing the transferred participant loans. The transfer shall include both the vested and non-vested PPD 401(k) Plan benefits of the APBI Employees, and the PPD 401(k) Plan will not apply its forfeiture provisions to the APBI Employees between the Closing Date and the transfer date. The New Plan shall credit each APBI Employee with the vesting service that he or she had accrued under the PPD 401(k) Plan as of the Closing Date (as well as vesting service for his or her APBI employment after the Closing Date). APBI's participation in the PPD 401(k) Plan shall terminate effective as of the Closing Date in accordance with Section 12.6(a) of the PPD 401(k) Plan. Upon notice from Sellers, APBI will cause the New Plan to distribute or forfeit elective deferral and matching contributions included in the transfer to the extent that Sellers reasonably determine is necessary to ensure the PPD 401(k) Plan's compliance with the limitations of Code Sections 401(k), 401(m), 402(g) and 415 for plan years during which APBI Employees participated in the PPD 401(k) Plan.

            (b) Seller will cooperate with Buyer and take any such action within its power as may be reasonably necessary to assure that sponsorship of the Money-Purchase Pension Plan currently maintained by APBI remains with APBI.

      5.7   NO NEGOTIATION

      Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Sellers will not, and will cause each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

      5.8   BEST EFFORTS

      Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied, provided that Sellers shall not be required to make any monetary payments in order to obtain any consents or Seller's Release.

      5.9   RELEASES

      As of the Closing Date, Sellers will cause Buyer and Buyer's Related Persons, to be released from any and all liability or obligation under any Applicable Contract to which Seller or Seller's Related Person is a party (other than Applicable Contracts set forth in Part 6.3 of the Disclosure Letter, with respect to which Buyer will provide the Buyer's Releases to Seller), provided that all of the Acquired Companies' right, title, and interest in and to such Applicable Contracts shall have been validly transferred or assigned to Sellers. All Applicable Contracts subject to releases required by this Section 5.9 are set forth in Part 5.9 of the Disclosure Letter (collectively the "Sellers' Releases").

      5.10  UK RESOLUTIONS AND WAIVERS

      With respect to each Acquired Company incorporated in any part of the United Kingdom:

      (a) Sellers shall cooperate with Buyer and such Acquired Companies to hold all meetings, or obtain all waivers and consents and pass all resolutions as are required under the Companies Act 1985, or such Acquired Company's articles of association, or otherwise to give effect to this Agreement under U.K. Legal Requirements.

      (b) For so long after the Closing Date as it remains the registered holder of any of the shares of EAG or EIL, Sellers shall hold such shares and any distributions, property and rights deriving from them in trust for the Buyer and shall deal with such shares and any distributions, property and rights deriving from them as the Buyer directs; in particular, Sellers shall exercise all voting rights as the Buyer directs or shall execute an instrument of proxy or other document which enables the Buyer or its Representative to attend and vote at any meeting of EAG or EIL.

6.    COVENANTS OF BUYER PRIOR TO CLOSING DATE

      6.1   APPROVALS OF GOVERNMENTAL BODIES

      As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will (i) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter.

      6.2   BEST EFFORTS

      Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied, provided that Buyer shall not be required to make any monetary payments in order to obtain any consents or Buyer's Release.

      6.3   RELEASES

      As of the Closing Date, Buyer will cause Sellers and any Sellers' Related Person, other than an Acquired Company, to be released from any and all liability or obligation under any Applicable Contract, including but not limited to leases (a) to which any Acquired Company is a party, whether Sellers or any Sellers' Related Person have entered into such Contract as a primary obligor, guarantor, surety, accommodation party or otherwise, or (b) entered into primarily for the benefit of an Acquired Company; provided that Sellers' and any Sellers' Related Person's right, title and interest in and to such Applicable Contract shall have been validly transferred or assigned to Buyer or one or more of the Acquired Companies. All Applicable Contracts subject to releases required by this Section 6.3 are set forth in Part 6.3 of the Disclosure Letter (collectively the "Buyer's Releases").

      6.4 INSURANCE

      Buyer shall obtain and keep in full force effective as of the Closing Date, a binder or policy (i) providing the Acquired Companies and all of their employees life, health, long-term disability and other insurance coverage substantially comparable to the coverage being provided by PPDI to such employees immediately prior to the Closing Date, and (ii) commercial general liability, professional liability and hazard insurance covering the businesses, operations and assets of the Acquired Companies; provided that Buyer shall be entitled to continue at its sole expense, following the Closing Date, the professional liability policy in effect for APBI in effect prior to the Closing Date.

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      7.1   ACCURACY OF REPRESENTATIONS

            All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

      7.2   SELLERS' PERFORMANCE

            (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

            (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

      7.3   CONSENTS

      Each of the Consents identified in Part 3.2 of the Disclosure Letter and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

      7.4   ADDITIONAL DOCUMENTS

      Sellers shall have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      7.5   NO PROCEEDINGS

      Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

      7.6   NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

      There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

      7.7   NO PROHIBITION

      Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.    CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

      Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

      8.1   ACCURACY OF REPRESENTATIONS

      All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

      8.2   BUYER'S PERFORMANCE

            (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

            (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Section 2.4(b)(i).

      8.3   CONSENTS

      Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

      8.4   ADDITIONAL DOCUMENTS

      Buyer shall have delivered to Sellers such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

      8.5   NO INJUNCTION

      There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.6      FAIRNESS OPINION

      Sellers shall have received the opinion of a reputable investment banking firm to the effect that the consideration received by Sellers in connection with the Contemplated Transactions, specifically including the Purchase Price received by Sellers for the Shares, is fair, from a financial point of view, to Sellers.

9.    TERMINATION

      9.1   TERMINATION EVENTS

      This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

            (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

            (c)   by mutual consent of Buyer and Sellers; or

            (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 1999, or such later date as the parties may agree upon.

      9.2   EFFECT OF TERMINATION

      Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1 and
13.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.   INDEMNIFICATION; REMEDIES

      10.1  SURVIVAL; WAIVER

      All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

      10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

      Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

            (a) any material Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

            (b) any material Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on or as of the Closing Date without giving effect to any supplement to the Disclosure Letter;

            (c) any material Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

            (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller (or any Person acting on either Seller's behalf) in connection with any of the Contemplated Transactions; and

            (e) any matters relating to the ownership and/or operation of the business of the Excluded Companies.

            (f) notwithstanding anything in this Agreement to the contrary, to the extent that a Breach of any of the representations or warranties of Sellers contained in this Agreement otherwise would have occurred and such Breach results, in whole or in part, from the inaccuracy or incompleteness of statements made or information provided to Sellers by the Acquired Companies or their respective Representatives, then no such Breach by Sellers shall be considered to have occurred under this Agreement to the extent that such Breach results from the inaccuracy or incompleteness of statements made or information provided to Sellers, and neither Buyer nor any of the Acquired Companies shall have a right of indemnification under this Agreement from Sellers with respect to any such Breach.

            (g) notwithstanding anything in this Agreement to the contrary, neither Buyer nor any of the Acquired Companies shall have a right of indemnification under this Agreement from Sellers with respect to any matter, condition or event as to which Buyer, the Acquired Companies or any Related Person (other than Sellers) or any Representative thereof had

Knowledge, irrespective of whether Sellers also had Knowledge of such matter, condition or event.

      The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

      10.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS--TAX MATTERS

      In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer and the Indemnified Persons for, and will pay to Buyer and the other Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

      (a) the 1993 Reorganization Transaction, effected January 31, 1993, pursuant to which APBI Finance Corporation sold all of the shares of capital stock of Environ International Corporation ("Environ"), Environmental Testing and Certification Corporation ("ETC") and Landis International, Inc. ("Landis") to ESG Holding Company, and immediately thereafter ETC and Landis merged with and into Environ. Environ then changed its name to APBI Environmental Sciences Group, Inc.;

      (b) any liability which may be imposed upon the Acquired Companies with respect to consolidated federal income Tax Returns filed by PPDI for periods ending on or before the Closing Date; provided, however, that this indemnity shall not cover any amount attributable to the provision of erroneous or incomplete information by the Acquired Companies or their Representatives to Persons responsible for preparing the relevant Tax Returns; provided further that Buyer shall indemnify Sellers against any income-Tax liability incurred by Sellers with respect to taxable income of the Acquired Companies accrued after January 31, 1999 and on or before the Actual Closing Date;

      (c) any amount by which (i) actual liability of the Acquired Companies for federal, state or local income Taxes incurred with respect to operations or transactions occurring on or before the Closing Date exceeds (ii) the amount of such Taxes paid, accrued, or reserved for by the Acquired Companies on their financial statements, whether or not such Taxes were reported on Tax Returns as filed; provided, however, that this indemnity shall not cover any amount attributable to the provision of erroneous or incomplete information by the Acquired Companies or their Representatives to the Persons responsible for preparing the relevant Tax Returns; and

      (d) the failure by PPDUK to perform any of its obligations under the Tax Deed.

      10.4  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

      Buyer will indemnify and hold harmless Sellers, their respective Representatives, stockholders, controlling persons and affiliates (collectively, the "Sellers' Indemnified Persons") for, and will pay to Sellers and the Sellers' Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

            (a) any material Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,

            (b) any material Breach by Buyer of any covenant or obligation of Buyer in this Agreement;

            (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; and

            (d) any matters relating to the ownership and/or operations of the businesses of the Acquired Companies, to the extent that they were within the management and control of the Acquired Companies or their Representatives, except for ownership and operation of the businesses of the Excluded Companies, prior or subsequent to the Closing Date.

      The remedies provided in this Section 10.4 will not be exclusive of or limit any other remedies that may be available to Sellers or the other Sellers' Indemnified Persons.

      10.5  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

            (a) Promptly after receipt by an indemnified party under Section 10.2, 10.3 or 10.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

            (b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Tax be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or any Related Person other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      10.6  PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

      A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.   BUYER'S POST-CLOSING COVENANTS

      Buyer covenants and agrees as follows (which covenants shall survive the Closing):

      11.1  LITIGATION SUPPORT

      If PPDI, or one of its Subsidiaries, actively is contesting or defending against any claim (other than a claim by Buyer or the Acquired Companies) or Proceedings in connection with (i) the Contemplated Transactions, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving any of the Acquired Companies, Buyer and each of the Acquired Companies shall cooperate with PPDI or its Subsidiary, as applicable, and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at PPDI or such Subsidiary's expense, unless PPDI or one of its Subsidiaries is entitled to indemnification therefor under this Agreement.

      11.2  ACCESS TO BOOKS AND RECORDS

      PPDI and its Subsidiaries shall be given access on a strictly confidential basis to the books and records (including tax and financial records) of the Acquired Companies and a right to make copies thereof at reasonable times after the Closing in connection with any Legal Requirement or Order imposed upon PPDI and its Subsidiaries and for any legitimate business purpose, including but not limited to preparation of filings of any kind required by any Governmental Body, or to contest or defend any claim or Proceedings related to ownership and/or operation of the Acquired Companies.

      11.3  TAX ELECTION

      Provided Sellers have complied with their obligations under Section 12.3(b) to provide a calculation of the tax basis of APBI's assets as of the Closing Date, Buyer agrees to make its decision on whether to make a 338(h)(10) election pursuant to Section 3.10(a)(v), by two (2) months after the actual Closing Date. If Buyer elects to make a 338(h)(10) election, Buyer will promptly notify Sellers who will make corresponding adjustments in the Adjustment Amount as described in section 2.5(b).

11.4     AUDITS

      (a) In the event of an audit by or other communication from the IRS, or any other Governmental Body with respect to a federal, state or local income Tax Return filed by or on behalf of an Acquired Company (other than EAG or EIL) for any Tax period ending prior to or at the Closing Date, Sellers shall control the process of responding to any such audit or other communication from such Governmental Body with respect to said Tax Return and corresponding Tax period, with cooperation and input from Buyer and the Acquired Companies. Buyer shall notify Sellers within three days after Buyer has Knowledge of any such audit by or communication from such Governmental Body. Neither Buyer nor any of the Acquired Companies will agree to any adjustments proposed by any Governmental Body to any income Tax Returns that would impact any federal, state, local or income Tax Return for any Tax period ending prior to or at the Closing Date without Sellers' written consent. In addition, neither Buyer nor any of the Acquired Companies shall agree to any adjustments proposed by any Governmental Body to any federal, state, local or income Tax Returns for any Tax period ending after the Closing Date that would impact adversely any federal, state, local or income Tax Returns for any Tax periods ending prior to or at the Closing Date without Sellers' written consent. Buyer agrees not to carry back any Tax item (including without limitation net operating losses and income tax credits) which will impact any federal, state, local or income Tax Return for a Tax period ending prior to or at the Closing Date without Sellers' prior written consent. Any federal, state, local or income Tax refunds that are received by Buyer (and any amounts credited against such Tax to which Buyer is entitled) that relate to Tax periods ending prior to or at the Closing Date and which are the result of an audit, examination or other inquiry by any Governmental Body shall be paid to Sellers immediately upon Buyer's receipt thereof.

      (b) Buyer will cooperate with Sellers to make all consents necessary to finalize the group relief claims related to the UK income Tax Returns for the Tax period ending December 31, 1998.

      (c) Buyer shall be responsible for all Taxes of the Acquired Companies with respect to income earned after the Closing Date and shall indemnify Sellers or any Sellers' Related Person against same.

      11.5  SUBSEQUENT SALE

      If the capital stock or assets of the Acquired Companies are sold in their entirety or substantially in their entirety within 18 months following the Closing Date, and the sale price is in excess of the Purchase Price, Buyer agrees to pay, promptly following receipt of consideration for such sale as it is paid, whether in a single lump sum, or pro rata as received in periodic installments or otherwise, the difference between the Purchase Price and such subsequent sale price as follows:

      (a) 50% of the difference if the sale occurs within 6 months of the Closing Date;

      (b) 33 1/3% of the difference if the sale occurs following 6 months but within 12 months of the Closing Date; and

      (c) 25% of the difference if the sale occurs following 12 months but within 18 months of the Closing Date.

      11.6  JOINDER OF EAG

      Buyer agrees that it will use its Best Efforts promptly following the Closing Date to take such steps as are necessary under UK law to permit EAG to execute a joinder to this Agreement. In the event that, despite Buyer's Best Efforts, EAG is unable to execute such joinder promptly following the Closing Date, but it becomes able to do so at a future date, Buyer undertakes to use its Best Efforts to enable EAG to execute the joinder at such future date.

12.   SELLER'S POST-CLOSING COVENANTS

      Seller covenants and agrees as follows (which covenants shall survive the Closing):

      12.1  LITIGATION SUPPORT

      If Buyer or any of the Acquired Companies actively is contesting or defending against any claim (other than a claim by Sellers or their Subsidiaries) or Proceedings in connection with (i) the Contemplated Transactions, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving any of the Acquired Companies, Seller and its Subsidiaries shall cooperate with Buyer or the Acquired Companies, as applicable, and its counsel in the defense or contest, make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at Buyer's expense, unless Buyer or one of the Acquired Companies is entitled to indemnification therefor under this Agreement.

      12.2  ACCESS TO BOOKS AND RECORDS

      Buyer and the Acquired Companies shall be given access on a strictly confidential basis to the books and records (including tax and financial records) of the Sellers and their Subsidiaries and a right to make copies thereof at reasonable times after the Closing, in connection with any Legal Requirement or Order imposed upon Buyer or the Acquired Companies and for any legitimate business purpose, including but not limited to preparation of filings of any kind required by any Governmental Body, or to contest or defend any claim or Proceeding related to ownership and/or operation of the Acquired Companies.

12.3     DISCLOSURE OF TAX RETURNS

      (a) Sellers shall provide Buyer with all such documentation as Buyer may reasonably request in order to establish the amount of any indemnification due from Buyer under Section 10.3(b) with respect to income-tax liability incurred by the Sellers with respect to taxable income of the Acquired Companies accrued after January 31, 1999 and on or before the Closing Date.

      (b) Sellers shall deliver to Buyer no later than one (1) month after the actual Closing Date a calculation of the tax basis of APBI's assets as of the Closing Date. Sellers shall deliver to Buyer no later than the 15th day of the eighth month after the Closing Date, a copy of APBI's definitive federal income tax return as filed (or as it will be filed) for the APBI taxable year ending on the Closing Date.

13.   GENERAL PROVISIONS

      13.1  EXPENSES

      Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and Dispute Resolution Accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

      13.2  PUBLIC ANNOUNCEMENTS

      Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller shall agree. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication. Notwithstanding anything in this Section 13.2 to the contrary, Sellers shall have the right to make public announcements or such other disclosure regarding this Agreement as Sellers determine, in good faith but in their sole discretion, as are required by applicable securities laws or NASDAQ National Market rules. Seller agrees to make copies of any such public announcement disclosure available to Buyer in advance of release.

      13.3  CONFIDENTIALITY

      Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

      If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

      13.4  NOTICES

      All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

      Sellers:          Pharmaceutical Product Development, Inc.
                        3151 Seventeenth Street Extension
                        Wilmington, North Carolina 28412
                        Attention: F. B. Davenport, Esquire
                        Facsimile No.: 910-772-6951

      with a copy to:   Murchison Taylor Kendrick & Gibson LLP
                        16 North Fifth Avenue
                        Wilmington, NC  28401-4593
                        Attention: G. Stephen Diab
                        Facsimile No.: 910-763-6561

      Buyer:            Environ International Corporation
                        4350 North Fairfax Drive
                        Suite 300
                        Arlington, VA 22203
                        Attention: Mitchell B. Smith
                        Facsimile No.: 703-516-2462

      with a copy to:   Obermayer Rebmann Maxwell & Hippel LLP
                        19th Floor
                        One Penn Center
                        1617 JFK Blvd.
                        Philadelphia, Pa. 19103
                        Attention: J. Rotwitt, Esquire
                        Facsimile No.: 215-665-3165

      13.5  FURTHER ASSURANCES

      The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      13.6  WAIVER

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      13.7  ENTIRE AGREEMENT AND MODIFICATION

      This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      13.8  DISCLOSURE LETTER

            (a) The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of this Agreement to which they expressly state they relate and not to any other representation or warranty in this Agreement.

            (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      13.9  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

      Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that either Buyer or Sellers may assign any of its rights but not any of its obligations under this Agreement to any Subsidiary of Buyer or Sellers, as the case may be. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      13.10 SEVERABILITY

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      13.11 SECTION HEADINGS, CONSTRUCTION

      The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      13.12 TIME OF ESSENCE

      With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      13.13 GOVERNING LAW

      This Agreement will be governed by the laws of the Commonwealth of Virginia without regard to conflicts of laws principles.

      13.14 COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:

ENVIRON HOLDINGS, INC.
                                                ATTEST:



By:_/S/ JOSEPH H. HIGHLAND                      DAVID A. NASATIR
NAME: JOSEPH h. hIGHLAND
Title:  cHAIRMAN


Sellers:


APPLIED BIOSCIENCE
INTERNATIONAL INC.                              ATTEST:



By:_/S/ FRED B. DAVENPORT                       DAVID A. NASATIR
NAME:  FRED B. DAVENPORT
TITLE:  VICE PRESIDENT


PPD UK HOLDINGS LIMITED                         ATTEST



By:_/S/ FRED B. DAVENPORT                       DAVID A. NASATIR
NAME:  FRED B. DAVENPORT
TITLE:   DIRECTOR

JOINDER OF APBI AS A PARTY

(a) For good and valuable consideration, to induce Sellers to enter into this Agreement, and intending to be legally bound, APBI, executes this Agreement for the purpose of making and agreeing to be bound by all of the representations, warranties and covenants of Buyer set forth in this Agreement, including, without limitation, those set forth in Sections 4 and 11. APBI further agrees to indemnify and hold harmless the Sellers' Indemnified Persons pursuant to and in accordance with the provisions of Section 10 of this Agreement.

(b) APBI represents and warrants to Sellers it has duly authorized and executed this Joinder, and that this Joinder constitutes the legal, valid and binding obligation of APBI, enforceable against APBI in accordance with its terms, subject as to enforceability to general equitable principles and to the laws of bankruptcy and insolvency or similar laws governing the rights of creditors. The representations and warranties contained in this Joinder shall be deemed to be made to Sellers pursuant to Section 4 of this Agreement.

APBI ENVIRONMENTAL SCIENCES GROUP, INC.



By:_/S/ MITCH B. SMITH
Name:  MITCH B. SMITH
Title:   PRESIDENT

JOINDER OF PPDI AS A PARTY

(a) For good and valuable consideration, to induce Buyer to enter into this Agreement with its Subsidiaries, and intending to be legally bound, PPDI executes this Agreement for the purpose of making and agreeing to be bound by all of the representations, warranties and covenants of Sellers set forth in this Agreement. PPDI further agrees to indemnify and hold harmless the Buyer Indemnified Persons pursuant to and in accordance with the provisions of Section 10 of this Agreement.

(b) PPDI represents and warrants to Buyer that it has duly authorized and executed this Joinder, and that this Joinder constitutes the legal, valid and binding obligation of PPDI enforceable against PPDI in accordance with its terms, subject as to enforceability to general equitable principles and to the laws of bankruptcy and insolvency or similar laws governing the rights of creditors. The representations and warranties contained in this Joinder shall be deemed to be made to Buyer pursuant to Section 3 of this Agreement.



PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.



By:_/S/ FRED B. DAVENPORT
Name:   FRED B. DAVENPORT
Title:  VICE PRESIDENT AND SECRETARY

                                       1